                                                                  Exhibit (a)(1)

                           Software AG Systems, Inc.

                       Offer to Purchase for Cash up to
                     6,000,000 Shares of its Common Stock

                  At a Purchase Price Not Greater Than $8.00
                         Nor Less Than $6.50 Per Share

 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MAY 25, 1999 UNLESS THE OFFER IS EXTENDED

THE  BOARD OF  DIRECTORS  OF  THE COMPANY  HAS  APPROVED  THE OFFER.  HOWEVER,
 NEITHER THE COMPANY, ITS BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM
  TENDERING SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR
   PRICES AT WHICH SHARES SHOULD  BE TENDERED. THE COMPANY HAS BEEN ADVISED
   THAT   NEITHER   ITS  DIRECTORS,   EXECUTIVE  OFFICERS   NOR   PRINCIPAL
    STOCKHOLDER INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES OF COMMON STOCK BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

                                 -------------

  Software AG Systems, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock, $0.01 par value per share (the "Common Stock"), to the Company at a price not greater than $8.00 nor less than $6.50 per share in cash, as specified by stockholders tendering their shares of Common Stock, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, which together constitute the "Offer."

  The Company will determine a single per share price, not greater than $8.00 nor less than $6.50 per share, net to the seller in cash (the "Purchase Price"), that it will pay for shares of Common Stock validly tendered pursuant to the Offer, taking into account the number of shares of Common Stock so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 6,000,000 shares of Common Stock (or such lesser number of shares as are properly tendered). All shares of Common Stock properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All shares of Common Stock purchased in the Offer will be purchased at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than 6,000,000 shares of Common Stock pursuant to the Offer. See Sections 1 and 15.

  The Common Stock is listed and traded on the New York Stock Exchange ("NYSE") under the symbol "AGS." As of April 26, 1999, the last reported sale price of the Common Stock, as reported on the NYSE, was $6.750 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK. SEE SECTION 8.

                                 -------------

                     The Dealer Manager for the Offer is:

                             Salomon Smith Barney
                                 -------------

April 27, 1999

                                    SUMMARY

   This general summary is solely for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase.

Number of Shares to
 be Purchased.........  6,000,000 shares of Common Stock (or such lesser number of shares as are properly tendered). See Section 1.

Purchase Price........  The Company will select a single Purchase Price which will be not greater than $8.00 nor less than $6.50 per share. All shares purchased by the Company will be purchased at the Purchase Price even if tendered at or below the Purchase Price. Each stockholder (other than certain Odd Lot Holders) desiring to tender shares must specify in the Letter of Transmittal the minimum price (not greater than $8.00 nor less than $6.50 per share) at which such stockholder is willing to have his or her shares purchased by the Company. A stockholder can specify different minimum prices for different shares held by that stockholder. See Section 1.

Expiration and
 Proration Dates......  Tuesday, May 25, 1999, at 5:00 p.m., New York City
                        time, unless extended by the Company.

Payment Date..........  As promptly as practicable after the expiration of the
                        Offer. It is expected that the Payment Date will be approximately seven to ten business days after expiration of the Offer.

Withdrawal Rights.....  Tendered shares may be withdrawn at any time until 5:00
                        p.m., New York City time on Tuesday, May 25, 1999, unless the Offer is extended by the Company, and, unless previously purchased, after 12 midnight, New York City time, on, June 22, 1999. See Section 4.

How to Tender           Section 3 sets forth the procedure for tendering shares
 Shares...............  of Common Stock. A stockholder may also consult with a broker for assistance.

Brokerage Commission
 and Stock Transfer     Tendering stockholders will not be obligated to pay
 Tax..................  brokerage fees or commissions, or, except as set forth in Instruction 7 to the Letter of Transmittal, transfer taxes on the sale of shares pursuant to the Offer. A tendering stockholder who holds securities with such stockholder's broker may be required by such broker to pay a service charge or other fee.

Position of the
 Company; Principal     Neither the Company nor its Board of Directors makes
 Stockholder..........  any recommendation to any stockholder as to whether to tender or refrain from tendering shares. The Company has been advised that neither its directors, executive officers nor principal stockholder intends to tender shares of Common Stock pursuant to the Offer.

Odd Lots..............  There will be no proration of shares tendered by any stockholder owning 99 or fewer shares of Common Stock who tenders all such shares at or below the Purchase Price prior to the Proration Date and who checks the "Odd Lots" box in the Letter of Transmittal. See
                        Section 1.

Federal Income Tax
 Consequences.........  Generally, the receipt of cash pursuant to the Offer will be subject to federal income tax. See Section 14.

                               TABLE OF CONTENTS

Section                                                                    Page
-------                                                                    ----
INTRODUCTION..............................................................   1

THE OFFER.................................................................   3
   1.Number of Shares; Proration..........................................   3
   2.Purpose of the Offer; Certain Effects of the Offer...................   5
   3.Procedures for Tendering Shares......................................   6
   4.Withdrawal Rights....................................................   9
   5.Purchase of Shares and Payment of Purchase Price.....................  10
   6.Conditional Tender of Shares.........................................  11
   7.Certain Conditions of the Offer......................................  11
   8.Price Range of Shares; Dividends.....................................  13
   9.Source and Amount of Funds...........................................  13
  10.Certain Information Concerning the Company...........................  13
  11.Interests of Directors and Officers; Transactions and Arrangements
   Concerning Shares......................................................  17
  12.Effects of the Offer on the Market for Shares; Registration Under the
   Exchange Act...........................................................  18
  13.Certain Legal Matters; Regulatory Approvals..........................  18
  14.Certain Federal Income Tax Consequences..............................  19
  15.Extension of Offer; Termination; Amendment...........................  22
  16.Fees and Expenses....................................................  23
  17.Miscellaneous........................................................  23

                                 INTRODUCTION

   Software AG Systems, Inc. (the "Company") invites its stockholders to tender shares of its common stock, $0.01 par value per share (the "Common Stock"), at a price not greater than $8.00 nor less than $6.50 per share, as specified by stockholders tendering their shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, which together constitute the "Offer." The Company will determine the single per share price, not greater than $8.00 nor less than $6.50 per share, in cash (the "Purchase Price"), that it will pay for shares of Common Stock properly tendered pursuant to the Offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy an aggregate of 6,000,000 shares of Common Stock (or such lesser number of shares as are properly tendered). All shares of Common Stock acquired in the Offer will be acquired at the Purchase Price. Shares of Common Stock tendered at prices greater than the Purchase Price and shares not purchased because of proration or conditional tender will be returned. The Company reserves the right, in its sole discretion, to purchase more than 6,000,000 shares of Common Stock pursuant to the Offer. See Sections 1 and 15.

   THIS OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES OF COMMON STOCK. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY, ITS BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

   EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NEITHER ITS DIRECTORS, EXECUTIVE OFFICERS NOR PRINCIPAL STOCKHOLDER INTENDS TO TENDER SHARES OF COMMON STOCK PURSUANT TO THE OFFER.

   Upon the terms and subject to the conditions of the Offer, if, at the expiration of the Offer more than 6,000,000 shares of Common Stock are properly tendered at or below the Purchase Price and not withdrawn, the Company will buy shares first from all Odd Lot Holders (as defined below) who properly tender all such shares at or below the Purchase Price and then, subject to procedures for conditional tenders described in Section 1, on a pro rata basis from all other stockholders who properly tender at prices at or below the Purchase Price (and do not withdraw them prior to the expiration of the Offer). See Section 1. All shares of Common Stock not purchased pursuant to the Offer, including shares tendered at prices greater than the Purchase Price and not withdrawn and shares not purchased because of proration or conditional tenders, will be returned at the Company's expense to the stockholders who tendered such shares or to other persons at their direction.

   The Purchase Price will be paid to the tendering stockholder in cash for all shares of Common Stock purchased. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, transfer taxes on the sale of shares pursuant to the Offer. A tendering stockholder who holds securities with such stockholder's broker may be required by such broker to pay a service charge or other fee. The Company will pay all fees and expenses of Salomon Smith Barney Inc. (the "Dealer Manager"), The Bank of New York (the "Depositary") and Corporate Investor Communications, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

   A tendering stockholder will be subject to federal income tax on the receipt of cash for shares of Common Stock purchased by the Company pursuant to the Offer. In addition, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the substitute form W-9 that is included with the Letter of Transmittal may be subject to required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the offer, and certain non-U.S. stockholders may be subject to a 30% income tax withholding. See
Section 14.

   As of April 26, 1999, the Company had issued and outstanding 30,602,814 shares of Common Stock. The 6,000,000 shares of Common Stock that the Company is offering to purchase pursuant to the Offer represent approximately 20% of the then outstanding shares. The Common Stock is listed and traded on the NYSE under the symbol "AGS." As of April 26, 1999, the last reported sale price of the Common Stock, as reported on the NYSE, was $6.750 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK. See
Section 8.

   Questions and requests for assistance may be directed to the Information
Agent:

                    Corporate Investor Communications, Inc.
                               111 Commerce Road
                           Carlstadt, NJ 07072-2586

                           All calls (877) 460-2562

                                   THE OFFER

1. Number Of Shares; Proration.

   Upon the terms and subject to the conditions of the Offer, the Company will purchase 6,000,000 shares of Common Stock or such lesser number of shares as are properly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices (determined in the manner set forth below) not greater than $8.00 nor less than $6.50 per share in cash. The term "Expiration Date" means 5:00 p.m., New York City time, on Tuesday, May 25, 1999, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right to purchase more than 6,000,000 shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending the Offer. See Section
15. If (i) the Company increases or decreases the Dealer Manager's soliciting fee, the Company increases or decreases the price to be paid for shares, the Company increases the number of shares being sought and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or the Company decreases the number of shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time. In the event of an over-subscription of the Offer as described below, shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration and conditional tender provisions, except for Odd Lots as explained below. The proration period also expires on the Expiration Date.

   The Company will select the lowest Purchase Price that will allow it to buy 6,000,000 shares of Common Stock (or such lesser number of shares of Common Stock as are properly tendered at or below the Purchase Price) taking into account the number of shares to be tendered and the prices specified by tendering stockholders. All shares of Common Stock properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All shares purchased in the Offer will be purchased at the Purchase Price.

   THE OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

   In accordance with Instruction 5 of the Letter of Transmittal, stockholders (other than certain Odd Lot Holders) desiring to tender shares must specify the price, not greater than $8.00 nor less than $6.50 per share, at which they are willing to sell their shares to the Company. By following the directions of the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares. Stockholders also can specify the order in which their shares will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of their tendered shares are purchased pursuant to the Offer. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that it will pay for shares properly tendered pursuant to the Offer and not withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. The Company intends to select the lowest Purchase Price, not greater than $8.00 nor less than $6.50 per share, that will enable it to purchase 6,000,000 shares of Common Stock (or such lesser number of shares as are properly tendered) pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration and conditional tender provisions. All shares of

Common Stock tendered and not purchased pursuant to the Offer, including shares of Common Stock tendered at prices greater than the Purchase Price and shares not purchased because of proration or conditional tender, will be returned to the tendering stockholders (or to another person specified by a tendering stockholder) at the Company's expense as promptly as practicable following the Expiration Date.

   Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 6,000,000 shares of Common Stock (or such greater number of shares as the Company may elect to purchase pursuant to the Offer) have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase properly tendered shares in the following order of priority:

     (a) first, all shares tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder who:

       (1) tenders all shares of Common Stock beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price, including by electing to accept the Purchase Price determined by the Company (tenders of less than all shares owned by such stockholder will not qualify for this preference); and

       (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery;

     (b) second, after purchase of all of the foregoing shares in item (a) above, all shares (i) conditionally tendered in accordance with Section 6 for which the condition was satisfied, and (ii) all other shares tendered properly and unconditionally, in each case at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described below; and

     (c) third, if necessary, shares conditionally tendered for which the condition was not satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by lot at random in accordance with Section 6.

   Odd Lots. For purposes of the Offer, the term "Odd Lots" shall mean all shares of Common Stock properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn by any person who owns, beneficially or of record, an aggregate of 99 or fewer shares of Common Stock (an "Odd Lot Holder") (and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery). In order to qualify for this preference, an Odd Lot Holder must tender all such shares of Common Stock in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders. Any stockholder wishing to tender all of such stockholder's Common Stock pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. See Instruction 8 to the Letter of Transmittal.

   The Company also reserves the right, but will not be obligated, to purchase all shares of Common Stock duly tendered by any stockholder who tendered all such shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of 99 or fewer shares of Common Stock. If the Company exercises this right, it will increase the number of shares of Common Stock that it is offering to purchase by the number of shares of Common Stock purchased through the exercise of the right.

   Proration. If proration of tendered shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering shares, other than Odd Lot Holders, shall be based on the ratio of the number of shares of Common Stock tendered by such stockholder at or below the Purchase Price (and not withdrawn) to the total number of shares tendered by all stockholders, other than Odd Lot Holders, at or below the Purchase Price (and not withdrawn), subject to the conditional tender provisions described in Section 6. Because of the difficulty in determining the number of shares properly tendered (including shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the odd lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately seven (7) to ten (10) business days after the Expiration Date. The preliminary results of any proration will be announced by press release as soon as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Dealer Manager or the Information Agent and may be able to obtain such information from their brokers or financial advisors.

   As described in Section 14, the number of shares of Common Stock that the Company will purchase from a stockholder may affect the federal income tax consequences to the stockholder of such purchase and, therefore, may be relevant to the stockholder's decision whether to tender shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which shares of Common Stock tendered are to be purchased in the event of proration and the opportunity to make a tender of all of the stockholder's shares conditioned upon the purchase of all or a specified minimum number of the shares.

   This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares of Common Stock and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of the Common Stock.

2. Purpose Of The Offer; Certain Effects Of The Offer.

   The Offer provides stockholders who are considering a sale of all or a portion of their shares of Common Stock with the opportunity to determine the price or prices (not greater than $8.00 nor less than $6.50 per share) at which they are willing to sell their shares and, subject to the terms and conditions of the Offer, to sell those shares for cash without the usual transaction costs associated with market sales. The Offer also allows stockholders to sell a portion of their shares while retaining a continuing equity interest in the Company. In addition, the Offer may give stockholders the opportunity to sell shares at prices greater than market prices prevailing prior to announcement of the Offer. Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company and thus in the Company's future earnings and assets, subject to the Company's right to issue additional shares of Common Stock and other equity securities in the future.

   The Offer is being made because the Company's Board of Directors determined that the Offer constitutes a prudent use of the Company's financial resources, given the Company's business profile, assets and current market price. The Company's Board of Directors also believes that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Company's Common Stock, make this an attractive time to repurchase a portion of the outstanding shares. Accordingly, the Offer is consistent with the Company's long term corporate goal of increasing stockholder value. After the Offer is completed, the Company expects to have sufficient cash flow and access to other sources of capital to fund the growth of its core business, including developing new products and making strategic acquisitions.

   The Company expects to finance the repurchase of properly tendered shares with cash on hand. This tender offer is not subject to the Company's receipt of financing.

   NEITHER THE COMPANY, ITS BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATIONS TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER'S SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN

INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

   The Company may in the future purchase additional shares of Common Stock on the open market, in private transactions, through tender offers or otherwise. Any additional purchase may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. However, Rule 13e-4 under the Exchange Act, prohibits the Company and its affiliates from purchasing any shares of Common Stock, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the results of the Offer, the market price of the shares, the Company's business and financial position and general economic and market conditions.

   Shares the Company acquires pursuant to the Offer will be retained as treasury stock or canceled and returned to the status of authorized but unissued stock and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the shares are then listed) for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. The Company has no current plans for issuance of the shares purchased pursuant to the Offer.

   The discussion in this Section 2 and Section 10 contains forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (1) references to the Company's business, financial condition, results of operations, products, competition and markets in which the Company competes, (2) statements preceded by, followed by or that include the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations thereof, and (3) other statements regarding matters that are not historical facts, and are based on the Company's current knowledge, beliefs, expectations and specific assumptions with respect to future business decisions. Accordingly, the statements are subject to significant risks, contingencies and uncertainties that could cause actual operating results, performance or business prospects to differ materially from those expressed in, or implied by, these statements. These risks, contingencies and uncertainties include, but are not limited to: significant quarterly and other fluctuations in revenues and results of operations; reliance on Software AG (a German company, described in Section 10) for development and timely delivery of products; reliance on acquisitions and the timely development, production, marketing and delivery of new products and services; demand for Year 2000 products and services; risks associated with conducting a professional services business; reliance on the mainframe computing environment and demand for the Company's products; changes in the Company's product and service mix and product and service pricing; interoperability of the Company's products with leading software application products; risks of protecting intellectual property rights and litigation; dependence on third-party technology; risks associated with international sales, distributors and operations; dependence on government contracts; control of the Company by affiliates; the Company's ability to implement its acquisition strategy, successfully integrate any acquired products, services and businesses, adjust to changes in technology, customer preferences, enhanced competition and new competitors in software and professional services markets, maintain and enhance its relationships with vendors, and attract and retain key employees; general economic and business conditions; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports.

3. Procedures For Tendering Shares.

   Proper Tender of Shares. For shares of Common Stock to be tendered properly pursuant to the Offer, (a) the certificates for such shares (or confirmation of receipt of such shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., New York City time, on the

Expiration Date by the Depositary at the following address: The Bank of New York, Tender & Exchange Department, P.O. Box 11248, Church Street Station, New York, New York 10286-1248, or (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

   IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, STOCKHOLDERS (OTHER THAN CERTAIN ODD LOT HOLDERS) DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $0.125) AT WHICH THEIR SHARES ARE BEING TENDERED. Stockholders who desire to tender shares of Common Stock at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO PROPERLY TENDER SHARES (OTHER THAN SHARES TENDERED BY CERTAIN ODD LOT HOLDERS), ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

   In addition, Odd Lot Holders who tender all such shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1, except in the case of certain tenders made pursuant to the book-entry procedures set forth below. See Instruction 8 of the Letter of Transmittal.

   To prevent backup federal income tax withholding of 31% of the gross proceeds, and in the case of certain foreign stockholders, to prevent a 30% withholding tax, certain completed forms should accompany the Letter of Transmittal. See Section 14.

   If any tendered shares are not purchased or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer, such shares will be credited to the appropriate account maintained by the tendering stockholder at the appropriate book-entry transfer facilities, in each case without expense to such stockholder.

   Signature Guarantees and Method of Delivery. No signature guarantee is required (a) if the Letter of Transmittal is signed by the registered holder of the shares (which term for purposes of this Section 3 shall include any participant in The Depository Trust Company ("DTC") whose name appears on a security position listing as the owner of the shares of Common Stock tendered therewith) and such holder has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal; or (b) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, or stock power guaranteed by an Eligible Institution.

   In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary's account at DTC as described below), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT

THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

   Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the respective book-entry transfer facilities' system may make book-entry delivery of the shares by causing such facility to transfer shares into the Depositary's account in accordance with the respective book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at DTC, either (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at the following address: The Bank of New York, Tender & Exchange Department, P.O. Box 11248, Church Street Station, New York, New York 10286-1248 prior to the Expiration Date or (b) the guaranteed delivery procedure described below must be followed. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   Guaranteed Delivery. If a stockholder desires to tender shares of Common Stock pursuant to the Offer and such stockholder's share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (a) such tender is made by or through an Eligible Institution;

     (b) the Depositary receives by hand, mail, telegram or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase (specifying the price at which the shares of Common Stock are being tendered), including (where required) a signature guarantee by an Eligible Institution; and

     (c) the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of such shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

   Stock Option Plans. The Company is not offering, as part of the Offer, to purchase any of the options (the "Options") outstanding under the Software AG Systems, Inc. 1997 Stock Option Plan (the "Plan") and tenders of such Options will not be accepted. Holders of Options, who wish to participate in the Offer, may exercise their Options and purchase shares of Common Stock and then tender such shares pursuant to the Offer, provided that any such exercise of an Option and tender of shares is in accordance with the terms of the Plan and the Options. An exercise of an Option cannot be revoked even if the shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. All holders of Options who are either executive officers or outside directors of the Company have indicated that they do not intend to exercise Options and tender such shares pursuant to the Offer.

   Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares of Common Stock to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any shares of Common Stock that it determines are not in appropriate form or the acceptance for payment of or payments for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

   CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

   Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of shares of Common Stock pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Company that (a) such stockholder has a net long position in the shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and
(b) the tender of such shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by law (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) shares tendered or (b) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire such shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered such shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of shares of Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and conditions of the Offer.

4. Withdrawal Rights.

   Except as otherwise provided in this Section 4, tenders of shares of Common Stock pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12 midnight, New York City time, on June 22, 1999.

   For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at the following address: The Bank of New York, Tender & Exchange Department, P.O. Box 11248, Church Street Station, New York, New York 10286-1248, fascimilie (for Eligible Institutions only) (212) 815-6213, telephone (800) 507-9357. Any such notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder (if different from that of the person who tendered such shares), the number of shares tendered and the number of shares to be withdrawn. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution). If shares of Common Stock have been tendered pursuant to the procedure for book-entry tender set forth in
Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and otherwise comply with the procedures of such facility. None of the Company, the Depositary or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding.

   Withdrawals may not be rescinded and any shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn shares are properly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

   If the Company extends the Offer, is delayed in its purchase of shares or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain tendered shares on behalf of the Company and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 13e-4(f) under the Exchange Act, either pay the consideration offered or return the tendered securities promptly after termination or withdrawal of the tender offer.

5. Purchase Of Shares And Payment Of Purchase Price.

   Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company (a) will determine the Purchase Price it will pay for the shares of Common Stock properly tendered and not withdrawn prior to the Expiration Date, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and
(b) will accept for payment and pay for (and thereby purchase) shares of Common Stock properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) shares of Common Stock that are tendered at or below the Purchase Price and not withdrawn (subject to the proration and conditional tender provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of such shares for payment pursuant to the Offer.

   Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, the Company will accept for payment and pay a single per share Purchase Price for 6,000,000 shares (subject to increase or decrease as provided in Section 15).

   The Company will pay for shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders. In the event of proration, the Company will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven (7) to ten (10) business trading days after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices greater than the Purchase Price and shares not purchased due to proration or conditional tender, will be returned (or, in the case of shares tendered by book-entry transfer, such shares will be credited to the account maintained with DTC by the participant therein who so delivered such shares) to the tendering stockholder at the Company's expense as promptly as practicable after the Expiration Date without expense to the tendering stockholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase shares pursuant to the Offer. See
Section 7.

   The Company will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

   ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 14. ALSO SEE SECTION 14 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. STOCKHOLDERS.

6. Conditional Tender Of Shares.

   Under certain circumstances set forth in Section 1 above, the Company may prorate the number of shares of Common Stock purchased pursuant to the Offer. As discussed in Section 14, the number of shares of Common Stock to be purchased from a particular stockholder might affect the tax consequences of such purchase to such stockholder and such stockholder's decision whether to tender. Accordingly, if a stockholder tenders all shares of Common Stock he or she beneficially owns, the stockholder may tender shares subject to the condition that a specified minimum number, if any, must be purchased. Any stockholder wishing to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to calculate such minimum number of shares and each stockholder is urged to consult his or her own tax advisor. If the effect of accepting tenders on a pro rata basis is to reduce the number of shares to be purchased from any stockholder below the minimum number so specified, such tender will automatically be deemed withdrawn, except as provided in the next paragraph, and shares tendered by such stockholder will be returned as soon as practicable after the Expiration Date.

   However, if so many conditional tenders would be deemed withdrawn that the total number of shares to be purchased falls below 6,000,000, then, to the extent feasible, the Company will select enough of such conditional tenders, which would otherwise have been deemed withdrawn, to purchase such desired number of shares. In selecting among such conditional tenders, the Company will select by lot at random and will limit its purchase in each case to the designated minimum number of shares of Common Stock to be purchased. Conditional Tenders will be selected by lot only from stockholders who conditionally tender all of their shares of Common Stock.

   IN THE EVENT OF PRORATION, ANY SHARES OF COMMON STOCK TENDERED PURSUANT TO A CONDITIONAL TENDER FOR WHICH THE MINIMUM REQUIREMENTS ARE NOT SATISFIED MAY NOT BE ACCEPTED AND WILL THEREBY BE DEEMED WITHDRAWN.

7. Certain Conditions Of The Offer.

   Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any shares of Common Stock tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares of Common Stock tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after April 27, 1999 and prior to the time of payment for any such shares (whether any shares of Common Stock have previously been accepted for payment pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) and, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), the occurrence of such event or events makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer; or (ii) in the Company's sole judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's sole judgment, would or might directly or indirectly
  (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's sole judgment, might affect the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the shares of Common Stock of the Company or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, condition (financial or other), operations or prospects or on the trading in the shares; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the Company's business, condition (financial or other), operations or prospects or that, in the sole judgment of the Company, makes it inadvisable to proceed with the Offer; (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount greater than 10% measured from the close of business on April 26, 1999;

     (d) a tender or exchange offer with respect to some or all of the shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or the Company shall have learned that (i) any person, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of Common Stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission before April 27, 1999); (ii) any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission before April 27, 1999, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of Common Stock; or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities; or

     (e) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's sole judgment, is or may be material to the Company or its subsidiaries.

   The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

   Acceptance of shares of Common Stock validly tendered in the Offer is subject to the condition that, as of the Expiration Date and after giving pro forma effect to the acceptance of the shares of Common Stock validly tendered, the shares of Common Stock would continue to be eligible for listing on the NYSE. This condition may not be waived.

8. Price Range of Shares; Dividends.

   The Common Stock of the Company is traded on the NYSE. The following table sets forth, for the quarters indicated, the high and low trading prices per share of the Company's Common Stock. As the Company's initial public offering went effective on November 17, 1997 and trading began on November 18, 1997, the quarterly high and low reported by the NYSE composite transactions are only available beginning with the fourth quarter of 1997.

                                                                    High   Low
                                                                   ------ ------
   Fiscal 1997
     4th Quarter.................................................. 14 1/2 10
   Fiscal 1998
     1st Quarter.................................................. 27 1/4 11 1/8
     2nd Quarter.................................................. 33     22 1/2
     3rd Quarter.................................................. 32     15 7/8
     4th Quarter.................................................. 20 3/4 11 7/8
   Fiscal 1999
     1st Quarter.................................................. 18 3/8  8 3/8

   Since the initial public offering in November 1997, the Company has not declared or paid cash dividends on its equity securities, and the Company does not anticipate that it will pay cash dividends in the foreseeable future. The Company intends to retain earnings to finance its operations.

   STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

9. Source and Amount of Funds.

   Assuming the Company purchases 6,000,000 shares of Common Stock pursuant to the Offer at a purchase price of $8.00 per Share, the Company expects the maximum aggregate cost to purchase shares and to pay related fees and expenses to be approximately $48.7 million. The Company expects to finance such transactions as described in Section 2.

10. Certain Information Concerning the Company.

   General. The Company is an enterprise solutions company that provides robust software products and related professional services to large organizations with complex computing requirements. The Company's products are used to build, enhance and integrate mission-critical applications that require reliability, scaleability and security, such as customer billing systems, financial accounting systems and inventory management systems. To complement its products, the Company has a comprehensive professional services offering. The Company has over 25 years of experience in addressing the needs of organizations with complex enterprise level computing environments.

   The Company provides enterprise system products and related professional services used by organizations to develop new mission-critical applications and enterprise integration ("EI") software products and related professional services used to extend and integrate business applications. The Company's enterprise system products include Adabas, a high-performance database management system designed to operate with a variety of data types and computer platforms, and Natural, a 4GL programming language that enables the development of applications that are portable, scaleable and interoperable across multiple computing platforms. The Company also provides enterprise enablement software products and professional services that allow organizations to integrate their mission-critical applications with other applications and extend them to the Internet and intranets. Products in the EI area include EntireX, a family of enterprise integration products that facilitates the communication between application components across heterogeneous computing environments. The EntireX family includes EntireX DCOM, a product that uses Microsoft's ActiveX technology to integrate applications written in a variety of programming languages. Another EI product is iXpress, a web enablement and deployment platform. In the fourth quarter of 1998, the Company announced Sagavista, its EI product that is currently in development. The Company believes that Sagavista will help solve EI problems by providing a plug-and-play solution to link Enterprise Resource Planning ("ERP"), packaged, custom and legacy applications throughout an enterprise with little or no custom coding. The Company also has a year 2000 program which offers an internally developed software product, Sagacertify Tool Kit (formerly Insight 2000 Tool Kit), as well as project management and consulting services to assist customers in the resolution of their year 2000 problem. The Company's professional services that complement its products include technical consulting, application development, application integration, outsourcing and year 2000 services.

   In February 1981, the Company was incorporated as a Delaware corporation and established as a holding company for SAGA SOFTWARE, Inc. (formerly Software AG Americas, Inc.). Since 1973, SAGA SOFTWARE, Inc. has primarily licensed and serviced products of Software AG, a German software company ("SAG"), in the United States and other countries through a series of licensing agreements with SAG. In June 1981, the Company sold approximately 30% of its then outstanding common stock in an initial public offering. In 1988, SAG purchased all of the outstanding stock of the Company, thereby acquiring control of the Company. On March 31, 1997, SAG sold approximately 89% of the Company's then outstanding common stock to Thayer Equity Investors III, L.P. ("Thayer") and certain senior management of the Company (the "Recapitalization") and on November 21, 1997, the Company and certain stockholders of the Company consummated an initial public offering. As of March 19, 1999, Thayer beneficially owned approximately 35% of the Company's then outstanding Common Stock. Dr. Paul G. Stern and Carl J. Rickertsen, principal members of the sole general manager of Thayer, serve on the Company's Board of Directors. Frederic V. Malek, also a principal member of the sole general manager of Thayer, has been nominated to serve on the Company's Board of Directors.

 Certain Financial Information.

   Summary Historical Financial Information. Set forth below is certain summary historical consolidated financial information of the Company and its subsidiaries. The consolidated statement of operations data for the years ended 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997 and 1998 have been derived from the Company's consolidated financial statements, which statements have been audited by KPMG LLP, independent certified public accountants. The selected consolidated financial data set forth below should be read in conjunction with the audited consolidated financial statements and notes thereto as reported in the Company's Annual Report on Form 10-K for the years ended December 31, 1997 and 1998 and other documents filed by the Company with the Commission (the "Company Filed Documents"), and the following summary information is qualified in its entirety by reference to the Company Filed Documents, including all of the financial information (including any related notes) contained therein. The historical financial data set forth below for the periods ended, or as of the dates prior to, March 31, 1997 reflect the results of operations and balance sheet data of the Company prior to the Recapitalization when the Company was a wholly owned subsidiary of SAG and is captioned as "Predecessor". The historical financial information subsequent to March 31, 1997 reflects the results of operations and balance sheet data subsequent to the Recapitalization and is captioned as "Successor".

                                                       Predecessor             Successor
                                                      --------------    -----------------------------
                                                       Three months      Nine months        Year
                                                          ended             ended          ended
                                                         Mar. 31,         Dec. 31,        Dec. 31,
                                                           1997             1997            1998
                                                      --------------    -------------    ------------
                                                       (in thousands, except per share data)
Consolidated Statement of Operations Data:
Software license fees...............................      $ 7,341    |     $ 56,796           $ 94,899
Maintenance fees....................................       17,352    |       55,337             83,817
Professional service fees...........................        9,948    |       34,450             70,273
                                                          -------    |     --------           --------
    Total revenues..................................       34,641    |      146,583            248,989
Gross profit........................................       17,127    |       77,857            142,771
Operating expenses before write-off.................       15,817    |       59,354            100,690
Write-off of acquired in-process research and                        |
 development costs (1)..............................          --     |        6,051                --
Income from operations..............................        1,310    |       12,452             42,081
Income before income taxes..........................        2,288    |       13,469             46,084
Net income..........................................      $ 1,373    |     $  5,338           $ 27,710
Net income per common share--Basic (2)..............      $  0.06    |     $   0.21           $   0.93
Net income per common share--Diluted (2)............      $  0.05    |     $   0.20           $   0.87

                                                                  Successor
                                                              -----------------
                                                                1997     1998
                                                              -------- --------
                                                               (in thousands,
                                                              except per share
                                                                    data)
Consolidated Balance Sheet Data:
Working capital.............................................. $ 62,052 $ 85,946
Total assets.................................................  201,737  253,765
Long-term debt, less current maturities......................      --       635
Total stockholders' equity...................................   89,818  127,908
Book value per share (3).....................................     3.04     4.19

--------
(1) The write-off of acquired in-process research and development costs for the nine months ended December 31, 1997 relates to the Company's acquisition of R.D. Nickel and Associates, Inc. in September 1997. Before deducting the nonrecurring write-off for this period, income from operations was $18.5 million, net income was $11.4 million and basic and diluted earnings per share for net income was $0.45 and $0.43, respectively.

(2) In accordance with the Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS No. 128") issued by the Financial Accounting Standards Board, the Company adopted the SFAS No. 128 during 1997.
(3) Book value per share was computed by dividing stockholders' equity by the number of common shares outstanding at the end of each year presented.

   Summary Pro Forma Financial Information. The following Summary Unaudited Consolidated Pro Forma Financial Information gives effect to the purchase of the shares of Common Stock pursuant to the Offer and the payment of related fees and expenses, based on certain assumptions described in the notes to Summary Unaudited Consolidated Pro Forma Information. The pro forma financial information gives effect to the purchase of the shares of Common Stock pursuant to the Offer as if it had occurred on January 1, 1998 with respect to income statement data and on December 31, 1998 with respect to balance sheet data. The pro forma financial information should be read in conjunction with the historical consolidated financial information incorporated herein by reference and does not purport to be indicative of results that would actually have been obtained, or that may be obtained in the future, had the purchase of the shares of Common Stock pursuant to the Offer been completed at the date indicated.

                                                        Pro Forma
                                           ------------------------------------
                                                Assumed            Assumed
                                                 $6.50              $8.00
                                               Per Share          Per Share
                            Historical      Purchase Price     Purchase Price
                          ---------------  -----------------  -----------------
                           (in thousands, except per share dollar amounts)
Consolidated Statement
 of Operations Data:
Software license fees...   $        94,899    $        94,899    $        94,899
Maintenance fees........            83,817             83,817             83,817
Professional service
 fees...................            70,273             70,273             70,273
                           ---------------    ---------------    ---------------
    Total revenues......           248,989            248,989            248,989
Gross profit............           142,771            142,771            142,771
Operating expenses......           100,690            100,690            100,690
Income from operations..            42,081             42,081             42,081
Income before income
 taxes..................            46,084             44,099             43,649
Net income..............   $        27,710    $        26,499    $        26,225
Net income per common
 share--Basic...........   $          0.93    $          1.11    $          1.09
Net income per common
 share--Diluted.........   $          0.87    $          1.02    $          1.01
Shares used for net
 income per common
 share--Basic...........            29,950             23,950             23,950
Shares used for net
 income per common
 share--Diluted.........            31,864             25,864             25,864
Consolidated Balance
 Sheet Data:
Working capital.........   $        85,946    $        46,246    $        37,246
Total assets............           253,765            214,065            205,065
Long-term debt, less
 current maturities.....               635                635                635
Total stockholders'
 equity.................           127,908             88,208             79,208
Book value per share....   $          4.19    $          3.60    $          3.23
Common shares
 outstanding............            30,517             24,517             24,517

--------
   The following assumptions regarding the Offer were made in determining the pro forma financial information:

(1) The information assumes 6,000,000 shares were purchased at a $6.50 per share price and a $8.00 per share price, respectively. The purchase was assumed to be financed through the Company's cash balance on hand.
(2) Expenses relating to the Offer were estimated to be $700,000, which were included as a part of the costs of the shares acquired, and charged against stockholders' equity.
(3) Interest income would decrease as a result of a decrease in the cash balance. The assumed effective interest rate was 5%, which represents the average effective interest rate for the interest income earned based on average cash and cash equivalent balance during the reporting period.
(4) The assumed income tax benefit resulting from decreased interest income was computed at 39%, which equals the historical effective tax rate for 1998.

   Recent Developments. On April 20, 1999, the Company announced financial results for the first quarter ended March 31, 1999. Revenues in the first quarter of 1999 were $53.6 million versus $55.9 million recorded in the first quarter of 1998. Net income for the first quarters each of 1999 and 1998 was approximately $5.4 million, or $0.17 per diluted share. A copy of the Company's press release announcing first quarter 1999 earnings accompanies this Offer to Purchase.

   Over the next several months, the Company intends to complete one or more acquisitions of companies and/or technologies for an aggregate purchase price up to $15 million. There can be no assurance that these acquisitions will be completed or, if completed, will be consummated within the timeframes currently anticipated.

   The Company, certain of its directors and executive officers and the Company's principal stockholder have been named as defendants in purported class action lawsuits alleging violations of the federal securities laws. In general, the lawsuits claim, among other things, that the Company's accounting policies artificially inflated revenues and earnings and that defendants caused or permitted the Company to issue a series of materially false and misleading public statements about the Company's operations and financial results while, at the same time, selling Common Stock at artificially inflated prices. The Company believes that the allegations in the lawsuits are without merit and intends to defend the charges vigorously.

   Additional Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Company's Common Stock is traded.

11. Interests Of Directors And Officers; Transactions And Arrangements Concerning Shares.

   As of April 26, 1999, the Company had issued and outstanding 30,602,814 shares of Common Stock. The 6,000,000 shares of Common Stock that the Company is offering to purchase pursuant to the Offer represent approximately 20% of the then outstanding shares. As of April 26, 1999, the Company's directors and executive officers as a group (12 persons) beneficially owned an aggregate of 15,868,559 shares of Common Stock (including 1,631,043 shares subject to options which are currently exercisable or exercisable within 60 days of April 27, 1999), representing approximately 49% of the outstanding shares assuming the exercise of the options by such persons. The Company has been advised that none of its directors and executive officers intend to tender shares of Common Stock pursuant to the Offer. If the Company purchases 6,000,000 shares pursuant to the Offer, then immediately after the purchase of shares of Common Stock pursuant to the Offer, the Company's executive officers and directors as a group will beneficially own approximately 60% of the outstanding shares of the Company's Common Stock assuming the exercise of the options by such persons.

   Based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries nor any associates or subsidiaries of the foregoing, has effected any transactions in the shares during the 40 business days prior to the date hereof.

   Except as set forth in this Offer to Purchase, neither the Company nor any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

12. Effects Of The Offer On The Market For Shares; Registration Under The Exchange Act.

   The Company's purchase of shares of Common Stock pursuant to the Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. Nonetheless, the Company anticipates that there will be a sufficient number of shares of Common Stock outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, the Company does not believe that its purchase of shares of Common Stock pursuant to the Offer will cause the Company's remaining Common Stock to be delisted from the NYSE. See Section 7.

   The shares of Common Stock are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. The Company believes that, following the purchase of shares of Common Stock pursuant to the Offer, the shares of Common Stock will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

   Shares of Common Stock the Company acquires pursuant to the Offer will be retained as treasury stock or canceled and returned to the status of authorized but unissued stock by the Company and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of the NYSE). The Company has no current plans for issuance of the shares of Common Stock repurchased pursuant to the Offer.

   The shares of Common Stock are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of shares pursuant to the Offer will not result in deregistration of the shares under the Exchange Act.

13. Certain Legal Matters; Regulatory Approvals.

   The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of shares of Common Stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares of the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for shares of Common Stock tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for shares of Common Stock is subject to certain conditions. See Section 7.

14. Certain U.S. Federal Income Tax Consequences.

   The following is a general summary of the material U.S. federal income tax consequences of the sale of shares pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to a particular stockholder in light of the stockholder's particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders. Some stockholders, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold shares of Common Stock as a position in a "straddle" or as part of a "hedge," "conversion transaction" or other integrated investment, persons who received shares of Common Stock as compensation or persons whose functional currency is other than United States dollars, may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a stockholder's decision to tender shares of Common Stock pursuant to the Offer. This summary assumes shares of Common Stock are held as capital assets within the meaning of Section 1221 of the Code.

   EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

   Tax Consequences of Offer--Distribution vs. Sale Treatment. The Company's purchase of shares of Common Stock from a stockholder pursuant to the Offer will be treated by the stockholder either as a sale of the shares or as a distribution by the Company. The purchase will be treated as a sale if the stockholder meets any of the three tests discussed below. It will be treated as a distribution if the stockholder satisfies none of the three tests discussed below.

   If the purchase of shares from a particular stockholder is treated as a sale, the stockholder will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received by the stockholder and the stockholder's tax basis in the shares sold. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares were held more than one year. A stockholder must calculate gain or loss separately for each block of shares of Common Stock that he or she owns. A stockholder may be able to designate which blocks and the order of such blocks of shares of Common Stock to be tendered pursuant to the Offer.

   If the purchase of shares from a particular stockholder is treated as a distribution, the full amount of cash received by the particular stockholder for the shares (without offset by its tax basis in the purchased shares) will be treated as a dividend and taxed to the stockholder as ordinary income to the extent that the Company's current and accumulated earnings and profits would be allocable to the distribution. In addition, the tax basis of the stockholder's sold shares will be added to the tax basis of the remaining shares. The Company believes that it has sufficient current and accumulated earnings and profits so that all purchases treated as distributions will be treated as dividends and therefore taxed as ordinary income.

   Determination of Sale or Distribution Treatment. The Company's purchase of shares of Common Stock pursuant to the Offer will be treated as a sale of the shares by a stockholder if:

     (a) the purchase completely terminates the stockholder's equity interest in the Company;

     (b) the receipt of cash by the stockholder is "not essentially equivalent to a dividend"; or

     (c) as a result of the purchase there is a "substantially disproportionate" reduction in the stockholder's equity interest in the Company.

   If none of these tests are met with respect to a particular stockholder, then the stockholder will treat the Company's purchase of shares of Common Stock pursuant to the Offer as a distribution.

   In applying the foregoing tests, the constructive ownership rules of
Section 318 of the Code apply. Thus, a stockholder is treated as owning not only shares of Common Stock actually owned by the stockholder but also shares of Common Stock actually (and in some cases constructively) owned by others. Pursuant to the constructive ownership rules, a stockholder will be considered to own shares of Common Stock owned, directly or indirectly, by certain members of the stockholder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as shares of Common Stock which the stockholder has an option to purchase.

   It may be possible for a tendering stockholder to satisfy one of the above three tests by contemporaneously selling or otherwise disposing of all or some of the shares of Common Stock that such stockholder actually or constructively owned that are not purchased pursuant to the Offer. Correspondingly, a tendering stockholder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of shares of Common Stock by such stockholder or a related party whose shares would be attributed to such stockholder. Stockholders should consult their tax advisors regarding the tax consequences of such sales or acquisitions in their particular circumstances.

   Complete Termination. A sale of shares pursuant to the Offer will be deemed to result in a "complete termination" of the stockholder's interest in the Company if, immediately after the sale, either:

     (a) the stockholder owns, actually and constructively, no shares of Common Stock; or

     (b) the stockholder actually owns no shares of Common Stock and constructively owns only shares of Common Stock as to which the stockholder is eligible to waive, and does effectively waive, constructive ownership under the procedures described in Section 302(c)(2) of the Code. If a stockholder desires to file such a waiver, the stockholder should consult his or her own tax advisor.

   Not Essentially Equivalent To A Dividend. A sale of shares pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the selling stockholder's proportionate interest in the Company. Whether a stockholder meets this test will depend on relevant facts and circumstances. The Internal Revenue Service (the "IRS") has held in a published ruling that, under the particular facts of that ruling, a 3.3% reduction in the percentage stock ownership of a stockholder constituted a "meaningful reduction" when the stockholder owned .0001118% of the publicly held corporation's stock before a redemption, owned .0001081% of the corporation's stock after the redemption, and did not exercise any control over corporate affairs. In that ruling, the IRS applied the meaningful reduction standard to the following three important rights attributable to stock ownership:

     (a) the right to vote;

     (b) the right to participate in current earnings and accumulated surplus; and

     (c) the right to share in net assets on liquidation.

   In measuring the change, if any, in a stockholder's proportionate interest in the Company, the meaningful reduction test is applied by taking into account all shares of Common Stock that the Company purchases pursuant to the Offer, including shares purchased from other stockholders.

   If, taking into account the constructive ownership rules of Section 318 of the Code, a stockholder owns shares of Common Stock that constitute only a minimal interest in the Company and does not exercise any control over the affairs of the Company, any reduction in the stockholder's percentage interest in all of the three rights described in the preceding sentence should be a "meaningful reduction." Such selling stockholder should, under these circumstances, be entitled to treat his or her sale of shares of Common Stock pursuant to the Offer as a sale for federal U.S. income tax purposes.

   Substantially Disproportionate. Under Section 302(b)(2) of the Code, a sale of shares of Common Stock pursuant to the Offer, in general, will be "substantially disproportionate" as to a stockholder if immediately after the sale the percentage of the outstanding Common Stock that the stockholder then actually and constructively owns (treating as not outstanding all Common Stock purchased by the Company pursuant to the Offer from the particular stockholder and all other stockholders) is less than 80% of the percentage of the outstanding Common Stock that the stockholder actually and constructively owned immediately before the sale of shares (treating as outstanding all Common Stock purchased by the Company pursuant to the Offer from the particular stockholder and all other stockholders).

   Corporate Dividends-received Deduction. In the case of a corporate stockholder, if cash received pursuant to the Offer is treated as a dividend, the resulting dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations and may not be available if the corporate stockholder does not satisfy certain holding period requirements with respect to the Common Stock or if the Common Stock is treated as "debt financed portfolio stock". Corporate stockholders are urged to consult with their own tax advisors regarding the availability of the dividends-received deduction and the likelihood that the dividend would be treated as an "extraordinary dividend" under Section 1059(a) of the Code, in which case such corporate stockholder's tax basis in the Common Stock retained by such stockholder would be reduced, but not below zero, by the amount of the nontaxed portion of the dividend, and any amount of the nontaxed portion of the dividend in excess of the stockholder's basis generally would be treated as gain from the sale or exchange of such Common Stock for the taxable year in which the extraordinary dividend is received.

   The Company Cannot Predict Whether There Will Be Sale or Distribution Treatment. The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer shares of Common Stock than are tendered. Consequently, the Company can give no assurance that a sufficient number of any stockholder's shares of Common Stock will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above. However, see Section 6 regarding a stockholder's right to tender shares of Common Stock subject to the condition that a specified minimum number of such shares of Common Stock must be purchased (if any are purchased).

   Consequences to Stockholders Who Do Not Sell Shares Pursuant to the
Offer. Stockholders who do not sell shares of Common Stock pursuant to the Offer will not incur any tax liability as a result of the consummation of the Offer.

   Taxation of non-U.S. Stockholders. The rules governing U.S. federal income taxation of the receipt by non-U.S. stockholders of cash pursuant to the Offer are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, non-U.S. stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to the receipt of cash pursuant to the Offer.

   For purposes of this discussion, a "non-U.S. stockholder" means a stockholder who is not (a) a citizen or resident of the United States, (b) a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or of any state or political subdivision of the foregoing, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (d) a trust with regards to which a court within the United States is able to exercise primary supervision over the administration and one or more U.S. persons have the authority to control all substantial decisions.

   The U.S. generally imposes a withholding tax with respect to dividends to non-U.S. stockholders, and the Depositary intends to withhold 30% from the gross payments made to non-U.S. stockholders pursuant to the Offer, unless the Depositary determines that a non-U.S. stockholder is either exempt from the withholding tax or entitled to a reduced withholding rate under an income tax treaty. A non-U.S. stockholder who is eligible for a reduced rate of withholding pursuant to a U.S. income tax treaty must certify such to the Depositary by providing to the Depositary a properly executed IRS Form W-8BEN prior to the time payment is made. A non-U.S. stockholder may be eligible to obtain from the IRS a refund of tax withheld if such non-U.S. stockholder is able to establish that no tax (or a reduced amount of tax) is due.

   A non-U.S. stockholder will not be subject to the withholding tax if a payment from the Company pursuant to the Offer is effectively connected with the conduct of a trade or business in the United States by such non-U.S. stockholder (or, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. stockholder) and the non-U.S. stockholder has furnished the Depositary with a properly executed IRS Form W-8ECI prior to the time of payment. If a payment from the Company pursuant to the Offer is effectively connected with a United States trade or business (or attributable to a United States permanent establishment, as the case may be), the non-U.S. stockholder will be subject to tax on a net basis at graduated rates, in the same manner as U.S. stockholders are taxed with respect to the payment.

   Backup Federal Income Tax Withholding. Payments in connection with the Offer may be subject to "backup withholding" at a 31% rate. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to a payment of cash pursuant to the Offer unless the stockholder (a) is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. stockholders) and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide the Depositary with a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

   To prevent backup withholding and possible penalties, each stockholder should complete the substitute IRS Form W-9 included in the Letter of Transmittal. In order to qualify for an exemption from backup withholding, a non-U.S. stockholder must submit a properly executed IRS Form W-8 to the Depositary. Any amount paid as backup withholding will be creditable against the stockholder's U.S. federal income tax liability.

   ALL STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING SHARES FOR CASH PURSUANT TO THE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

15. Extension Of Offer; Termination; Amendment.

   The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of and payment for any shares of Common Stock by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any shares of Common Stock not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares of Common Stock upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for shares of Common Stock which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the shares of Common Stock tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in
Section 7 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

   If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (a) the Company increases or decreases the price to be paid for shares, the Dealer Manager's soliciting fee or the number of shares of Common Stock being sought in the Offer and, in the event of an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16. Fees And Expenses.

   The Company has retained Salomon Smith Barney Inc. to act as Dealer Manager in connection with the Offer. Salomon Smith Barney Inc. will receive a fee of $0.10 per share purchased by the Company pursuant to the Offer for its services as Dealer Manager. The Company also has agreed to reimburse the Dealer Manager for certain expenses incurred in connection with the Offer, including out-of-pocket expenses and reasonable attorney's fees and disbursements. Salomon Smith Barney Inc. has rendered various investment banking and other advisory services to the Company in the past, for which it received customary compensation, and can be expected to render similar services to the Company in the future. The Dealer Manager will also be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection with the Offer.

   The Company has retained The Bank of New York as Depositary and Corporate Investor Communications, Inc., as Information Agent in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, facsimile, telex, telegraph, or other electronic means and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Depositary and the Information Agent against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

   The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Common Stock pursuant to the Offer (other than the fee of the Dealer Manager). The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17. Miscellaneous.

   The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Common Stock residing in such jurisdiction. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

   Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                                          Software AG Systems, Inc.

April 27, 1999

   Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for shares of Common Stock and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                        The Depositary for the Offer is:

                              The Bank of New York

                               Delivery Addresses

          By Mail                 By Facsimile                 By Hand or
    (First Class Only):          (For Eligible            Overnight Delivery:
    Tender & Exchange        Institutions Only):          Tender & Exchange
       Department                (212) 815-6213              Department
     P.O. Box 11248                                      Receive and Deliver
  Church Street Station       Confirm by telephone:            Window
    New York, New York           (800) 507-9357        New York, New York 10286
        10286-1248

                               ----------------

   Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address below. Stockholders may also contact their broker, dealer, commercial bank, or trust company for assistance concerning the Offer.

                     The Information Agent for the Offer is
                    Corporate Investors Communications, Inc.
                               111 Commerce Road
                            Carlstadt, NY 07072-2586
                       All Calls Toll Free (877) 460-2562

                      The Dealer Manager for the Offer is:
                              Salomon Smith Barney
                              390 Greenwich Street
                            New York, New York 10013
                                 (800) 996-7920